Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 22, 2021, relating to the financial statements of DHT Holdings, Inc. appearing in the Annual Report on Form 20-F of DHT Holdings, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte AS

Oslo, Norway
March 23, 2023